News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.376.1935
Conference call, 1:00 EST January 23, 2004	866.541.2081
Replay (passcode: 8265693)	877.213.9853

IRWIN FINANCIAL CORPORATION ANNOUNCES
FOURTH QUARTER AND ANNUAL EARNINGS

Fourth Quarter Net Income of $0.56 per Diluted Share;
2003 Annual Net Income of $2.45 per Diluted Share;
2003 Annual Return on Equity of 18.4 Percent;
Year-end Total Risk-based Capital of 15.1 Percent

(Columbus, IN, January 23, 2004) Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on mortgage banking, small business lending, and home equity lending, today announced net income for the fourth quarter of 2003 of $16.7 million or $0.56 per diluted share. This compares with net income of $27.2 million or $0.92 per diluted share during the same period in 2002; the decline largely reflects the change in interest rates for consumer mortgage loan originations. Earnings for the full year 2003 were $72.8 million or $2.45 per share, compared with $53.3 million or $1.89 per share in 2002, an annual increase in earnings per share of 30 percent and above management's previous guidance of earnings of at least $2.25 per share.

"Given the rise in interest rates in the fourth quarter, Irwin Financial posted solid results," said Will Miller, Chairman and CEO. "Our strategy is to balance the impact of changes in interest rates and economic conditions on our mortgage banking production with investments in mortgage servicing and our credit portfolio lines of business. These investments usually respond in an opposite and complementary manner. The fourth quarter results once again demonstrated how this strategy works. With mortgage originations down due to rising rates, we benefited from the strength of our mortgage servicing and our credit portfolios. The adjustment to significantly lower mortgage demand normally takes more than one quarter. We expect a higher proportion of earnings in 2004 to come from our commercial banking, home equity and commercial finance lines of business, in line with the long-term trends we have seen at Irwin Financial, rather than from mortgage banking, which has been significantly influenced by heavy mortgage refinancings from late 2002 through the third quarter. We believe our credit quality is improving and that our expenses for credit reserves will decline in 2004, allowing us to increase earnings."

Consolidated Results

Financial highlights included:
$ in millions, except EPS	4Q 2003	4Q 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Interest Income After Provision for Losses	$50	$56	-10%	$224	$170	32%
Non-Interest Income	80	87	-8	329	235	40
Total Consolidated Net Revenues	130	143	-9	554	405	37
Non-Interest Expense	104	99	5	435	318	37
Net Income	16.7	27.2	-39	72.8	53.3	37
Earning per Share (diluted)	0.56	0.92	-39	2.45	1.89	30

Loans and Leases	3,161	2,815	12
Mortgage Loans Held for Sale	884	1,315	-33
Deposits	2,900	2,694	7.6
Shareholders' Equity	432	361	20
Total Risk-Based Capital Ratio	15.1%	13.2%

Return on Average Equity	14.7%	30.9%		18.4%	16.7%

As noted in the table above, net revenues declined during the fourth quarter by $13 million or 9 percent to $130 million, principally reflecting rising mortgage interest rates and a slowing in mortgage banking originations. Non-interest expense rose $5 million or 5 percent year-over-year, reflecting growth in our credit-retained portfolios.

Our loan and lease portfolio totaled $3.2 billion as of December 31, 2003, up 1 percent from the end of the third quarter and 12 percent from a year earlier. Our mortgage loans held for sale totaled $0.9 billion at quarter end, down from $1.0 billion at September 30.

Deposits totaled $2.9 billion at December 31, a $0.1 billion or 4 percent decrease since September 30. Decreases in non-interest bearing deposits, principally mortgage escrow deposits, accounted for the bulk of the decrease. Average core deposits rose at an annualized rate of 17 percent during the fourth quarter.

We had $432 million or $15.36 per share in common shareholders' equity as of December 31, 2003, a year-over-year per share increase of 18 percent. Our Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 11.2 percent and 15.1 percent, respectively, as of December 31, 2003, compared to 9.3 percent and 14.8 percent, respectively, at the end of the third quarter 2003.

Our consolidated loan and lease loss provision totaled $10 million, a $5 million or 33 percent decrease compared with the third quarter of 2003, principally reflecting declines in required provision for our on-balance sheet home equity loan and commercial finance portfolios.

Nonperforming assets (including other real estate owned of $6 million) were $52 million or 1.05 percent of total assets as of December 31, 2003, up from $44 million or 0.86 percent of total assets at the end of the third quarter. The largest increase in non-performing assets was in our commercial lending portfolio where two credits totaling $8 million were added to non-performing status at year-end. We believe we are adequately reserved for both loans. Our on-balance sheet allowance for loan and lease losses totaled $64 million as of December 31, 2003, unchanged from September 30. The ratio of on-balance sheet allowance for loan and lease losses to nonperforming loans and leases totaled 145 percent compared to 172 percent at September 30.

Net charge-offs totaled $10 million, up $1 million from the third quarter. The ratio of charge-offs to average loans and leases, and the allowance for loans and lease losses to total loans and leases for our principal credit-related portfolios are shown below:

	Commercial Banking[2]	Home Equity Lending On-Balance Sheet	Home Equity Lending Off-Balance Sheet[1]	Commercial Finance
30-Day and Greater Delinquencies[2]
December 31, 2003	0.34%	2.91%	10.18%	0.87%
September 30, 2003	0.72	3.29	9.55	1.10
June 30, 2003	0.33	2.70	8.66	0.91
March 31, 2003	0.66	2.66	8.05	0.98
December 31, 2002	0.37	3.01	7.89	1.00

Annualized Charge-offs
4Q03	0.30%	3.03%	7.18%	1.19%
3Q03	0.20	2.45	6.27	1.97
2Q03	0.25	2.58	6.14	2.72
1Q03	0.21	1.74	4.93	2.06
4Q02	0.21	1.34	3.70	1.64

Allowance to Loans and Leases[1]
December 31, 2003	1.11%	4.22%	10.47%	2.47%
September 30, 2003	1.12	4.17	11.16	2.51
June 30, 2003	1.13	3.45	11.94	2.59
March 31, 2003	1.15	3.14	8.16	2.33
December 31, 2002	1.14	3.46	7.09	2.21

__________________________

1Off-balance sheet loans underlie our residual assets. These loans have been treated as sold under SFAS 140 and have a reserve methodology that reflects life-of-account loss expectations, whereas our policy for on-balance sheet loans requires that we hold loss reserve coverage sufficient for potential losses inherent in the portfolio at the balance sheet date. The figures for reserves in the column labeled "Home Equity Lending Off-Balance Sheet," therefore, are not balance sheet accounts of "allowance for loan and lease losses," but instead represent the percentage of undiscounted losses assumed in our residual valuation relative to the underlying loan balances supporting the residual assets.

2Delinquency figures for the commercial banking line of business are shown for the commercial banking portfolio, rather than the entire line of business loan portfolio that includes a small consumer portfolio.

Line of Business Results

Mortgage Banking

Net income at our mortgage banking line of business totaled $10 million in the fourth quarter of 2003, compared with net income of $17 million a year earlier. The decrease was largely attributable to lower loan closings and shipments. Net income for the year totaled $78 million compared to $45 million in 2002.

Mortgage loan originations totaled $2.9 billion during the fourth quarter, a year-over-year decline of $1.6 billion or 36 percent, reflecting lower levels of mortgage refinancing commensurate with higher interest rates. Refinanced loans accounted for 51 percent of fourth quarter 2003 production, compared with 73 percent in both the third quarter of 2003 and the fourth quarter of 2002.

Our first mortgage servicing portfolio totaled $29.6 billion as of December 31, 2003, a year-over-year increase of 77 percent, reflecting strong production and limited servicing sales. The balance sheet carrying value of our first mortgage servicing rights totaled $348 million as of December 31, 2003, or 1.17 percent of the underlying loan balance, compared to our weighted average servicing fee of 0.33 percent. Our first mortgage servicing asset impairment valuation allowance totaled $73 million at December 31, 2003. The gross value and the valuation allowance both reflect an other than temporary impairment adjustment of $38 million to reflect our view that the originally booked value of certain servicing rights and subsequent impairment associated with those rights is unlikely to be recovered in market value over a reasonably foreseeable range of interest rates. There was no related direct impact on net income as this other than temporary impairment affected only balance sheet accounts. However, the write-down may result in a reduction of amortization expense and reduced recovery of impairment in subsequent periods.

Reflecting the 26 basis point increase during the quarter in the FNMA mortgage coupon which underlies the bulk of our mortgage servicing, we recorded $23 million of net impairment recovery (i.e., reversed previously recognized impairment) in the value of our first mortgage servicing asset, net of derivative gains and losses, compared with a net impairment expense of $12 million during the same period a year ago. Gross impairment recovery in the current quarter was $46 million and net derivative losses totaled $23 million.

Commercial Banking

Our commercial banking line of business earned $5 million in the fourth quarter of 2003, an increase of $0.7 million or 15 percent compared with a year earlier. The increase in net income principally reflects year-over-year growth of $2 million in net interest income and a $1 million reduction in provision for loan and lease losses. Net income for the year totaled $22 million compared to $16 million in 2002.

The commercial banking loan portfolio of $2.0 billion at December 31 increased $0.2 billion, or 9 percent year-over-year, but unchanged from the end of the third quarter of 2003. The net interest margin in the fourth quarter was 3.74 percent, compared with 3.91 percent during the fourth quarter of 2002 and 3.82 percent during the third quarter of 2003.

Included in fourth quarter net income was $1.5 million in provision for loan and lease losses, compared to a provision of $2.7 million a year earlier, reflecting an improved overall outlook for our commercial loan portfolio. Net charge-offs for the commercial loan portfolio totaled $1.5 million during the fourth quarter of 2003 or 0.30 percent of average loans on an annualized basis, compared with an annualized rate of 0.20 percent during the third quarter of 2003. As noted above, nonperforming assets of $26.6 million increased $6.3 million during the quarter, the bulk of which was represented by two credits. We believe we are adequately reserved on these assets. Thirty-day and greater delinquencies in our commercial portfolio totaled 0.34 percent at December 31, down from 0.72 percent at the end of September. Our allowance for loan and lease losses totaled $22 million, or 1.11 percent of outstanding loans and leases.

Home Equity Lending

Our home equity lending business earned $1.4 million during the fourth quarter of 2003, compared to income of $8.0 million in the fourth quarter of 2002 and to income of $2.6 million in the third quarter of 2003. The decline in net income was principally the result of reduced levels of loan sales relative to loan originations. Loan sales were equivalent to 48 percent of current period production during the fourth quarter of 2003, compared with levels of 94 percent and 81 percent during the fourth quarter of 2002 and the third quarter of 2003, respectively. Net loss for the year totaled $20 million compared to income of $1 million in 2002. The loss principally reflects credit-related expenses during the first half of 2003.

Loan origination volumes for the fourth quarter totaled $288 million, a 10 percent year-over-year increase compared with originations of $262 million a year earlier and $268 million in the third quarter. Our managed home equity portfolio totaled $1.5 billion at quarter-end, compared with $1.8 billion a year earlier and was largely unchanged on a sequential quarter basis. Our on-balance sheet loans and loans held for sale totaled $895 million, a 9 percent increase from the end of the third quarter.

Our capitalized residual assets totaled $71 million as of December 31, 2003, compared with $78 million at the end of September and $157 million a year earlier. Annualized net charge-offs in the owned residual portfolio during the fourth quarter were 7.18 percent, compared with 8.19percent assumed in our September 30, 2003, residual valuation. As a result, there was no net credit-related impairment during the period. Thirty-day and greater delinquencies for loans in the owned residual portfolio totaled 10.18 percent, compared with 9.55 percent as of September 30, 2003.

Net charge-offs for our on-balance sheet home equity portfolio totaled 3.03 percent on an annualized basis, up from 2.45 percent during the third quarter reflecting seasoning. Our allowance for loan and line of credit losses totaled $29 million, or 4.22 percent of outstanding loans and lines at December 31, 2003. The thirty-day and greater delinquency ratio for the on-balance sheet portfolio decreased on a sequential quarter basis to 2.91 percent, compared with 3.29 percent as of September 30, 2003. We believe the sequential quarter decrease reflects improved conditions for our borrowers.

Commercial Finance

Our commercial finance line of business earned $2 million during the fourth quarter, compared to breakeven performance a year earlier. Portfolio growth, improvements in credit quality, and a reduced tax provision accounted for the bulk of the year-over-year change. Net income for the year totaled $2 million compared to a $0.1 million loss in 2002.

Net interest income of $7 million during the fourth quarter was a $2.7 million or 64 percent year-over-year increase. Lease and loan fundings totaled $87 million in the fourth quarter compared to $63 million a year ago. Net interest margin was 5.95 percent in the fourth quarter, up from 5.44 percent during the third quarter. The equipment lease and loan portfolio totaled $463 million at December 31, 2003, a $40 million or 10 percent sequential quarter increase.

Credit performance for the commercial finance portfolio has improved, with thirty-day and greater delinquencies of 0.87 percent at year-end, compared to rates of 1.10 percent and 1.00 percent at the end of the third quarter and 2002, respectively. Our allowance for loan and lease losses totaled $11 million, or 2.47 percent of outstanding loans and leases. Net charge-offs totaled $1 million during the fourth quarter of 2003 or 1.19 percent of average loans on an annualized basis, down from an annualized rate of 1.97 percent during the third quarter of 2003.

Our tax provision was positively effected during the quarter due to a determination that the company would be able to utilize deferred tax assets accumulated since inception. We believe the provision will return to a level more consistent with our consolidated rate in subsequent quarters.

Venture Capital

Irwin Ventures lost $0.3 million during the fourth quarter, compared with breakeven performance a year earlier. The loss in the current period reflects portfolio valuation adjustments. The company's investment portfolio had a $3.5 million carrying value as of December 31, 2003, down $0.5 million from September 30. The company lost $1.7 million for the year, compared to a loss of $2.5 million in 2002.

Holding Company and Other

The parent company and other operations lost $2.0 million during the quarter, compared to a loss of $2.7 million in the year earlier period. Net loss for the year totaled $8 million compared to a loss of $6 million in 2002.

About Irwin Financial

Irwin® Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

statements and assumptions relating to projected growth in our earnings and the relative performance of our lines of business;
statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations;
statements and assumptions relating to the presumed financial condition of our borrowers; and
any other statements that are not historical facts.

We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent periodic reports we file with the Securities and Exchange Commission.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in and volatility of interest rates, which may affect consumer demand for our products and the success of our interest rate risk management strategies; staffing fluctuations in response to product demand; the relative profitability of our lending operations; the valuation and management of our servicing and derivatives portfolios, including short-term swings in valuation of such portfolios due to quarter-end movements in secondary market interest rates which are inherently volatile; refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality of our loan assets,; deterioration in or changes in estimates of the carrying value of our other assets, difficulties in delivering loans to the secondary market as planned; difficulties in expanding our business or raising capital and other funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we have compensation systems tied to line of business performance; estimates of future tax liabilities; legislative or regulatory changes, including changes in the interpretation of regulatory capital rules, changes in consumer or commercial lending rules or rules affecting corporate governance, or the availability of resources to address these rules; changes in applicable accounting policies or principles or their application to our businesses; or governmental changes in monetary or fiscal policies.

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data)
	Q4-2003	Q4-2002	$ Change	% Change	Q3-2003
Net Interest Income	$59,899	$64,273	($4,374)	(6.8)%	$75,633
Provision for Loan and Lease Losses	(9,928)	(8,587)	(1,341)	(15.6)	(14,778)
Noninterest Income	80,407	87,409	(7,002)	(8.0)	105,024
Total Net Revenues	130,378	143,095	(12,717)	(8.9)	165,879
Noninterest Expense	103,603	98,606	4,997	5.1	114,767
Income before Income Taxes	26,775	44,489	(17,714)	(39.8)	51,112
Income Taxes	10,080	17,286	(7,206)	(41.7)	19,994
Net Income	$16,695	$27,203	($10,508)	(38.6)	$31,118

Dividends on Common Stock	$1,969	$1,874	$95	5.1	$1,958

Diluted Earnings Per Share (31,133 Weighted Average Shares Outstanding)	$0.56	$0.92	(0.36)	(39.1)	$1.03
Basic Earnings Per Share (28,039 Weighted Average Shares Outstanding)	0.60	0.98	(0.38)	(38.8)	1.11
Dividends Per Common Share	0.0700	0.0675	0.0025	3.7	0.0700
Common Stock Market Price:
High	$32.15	$17.80	$14.35	80.6	$25.81
Low	25.30	13.20	12.10	91.7	20.65

Net Charge-Offs	$9,554	$4,959	$4,595	92.7	$8,524

Performance Ratios - Quarter to Date:
Return on Average Assets	1.34%	2.30%			2.16%
Return on Average Equity	14.73%	30.94%			30.42%

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$271,885	$213,647	$58,238	27.3%
Provision for Loan and Lease Losses	(47,583)	(43,996)	(3,587)	(8.2)
Noninterest Income	329,299	234,996	94,303	40.1
Total Net Revenues	553,601	404,647	148,954	36.8
Noninterest Expense	435,199	318,416	116,783	36.7
Income before Income Taxes	118,402	86,231	32,171	37.3
Income Taxes	45,585	33,398	12,187	36.5
Income before Cumulative Effect of Change in Accounting Principle	72,817	52,833	19,984	37.8
Cumulative Effect of Change in Accounting Principle, Net of Tax	0	495	(495)	(100.0)
Net Income	$72,817	$53,328	$19,489	36.5

Dividends on Common Stock	$7,832	$7,469	$363	4.9

Diluted Earnings Per Share (30,850 Weighted Average Shares Outstanding)	$2.45	$1.89	0.56	29.6
Basic Earnings Per Share (27,915 Weighted Average Shares Outstanding)	2.61	1.99	0.62	31.2
Dividends Per Common Share	0.2800	0.2700	0.0100	3.7
Common Stock Market Price:
High	$32.15	$20.66	$11.49	55.6
Low	15.95	13.20	2.75	20.8
Closing	31.40	16.50	14.90	90.3

Net Charge-Offs	$33,901	$19,335	$14,566	75.3

Performance Ratios - Year to Date:
Return on Average Assets	1.41%	1.33%
Return on Average Equity	18.37%	16.66%

	December 31,	December 31,			September 30,
	2003	2002	$ Change	% Change	2003
Loans Held for Sale	$883,895	$1,314,849	($430,954)	(32.8)%	$1,020,082
Loans and Leases in Portfolio	3,161,054	2,815,276	345,778	12.3	3,139,335
Allowance for Loan and Lease Losses	(64,285)	(50,936)	(13,349)	(26.2)	(64,145)
Total Assets	4,988,359	4,910,392	77,967	1.6	5,059,183
Total Deposits	2,899,662	2,693,810	205,852	7.6	3,019,275
Shareholders' Equity	432,260	360,555	71,705	19.9	414,454
Shareholders' Equity available to Common Shareholders (per share)	15.36	12.98	2.38	18.3	14.81
Average Equity/Average Assets (YTD)	7.69%	7.99%			7.33%
Tier I Capital	$556,793	$462,064	$94,729	20.5	$534,729
Tier I Leverage Ratio	11.16%	9.66%			9.30%
Total Risk-based Capital Ratio	15.06%	13.17%			14.81%
Nonperforming Assets to Total Assets	1.05%	0.75%			0.86%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Mortgage Banking	Q4-2003	Q4-2002	$ Change	% Change	Q3-2003
Net Interest Income	$11,017	$15,495	($4,478)	(28.9)%	$24,326
Provision for Loan Losses	(443)	(135)	(308)	(228.1)	(191)
Gain on Sale of Loans	44,349	76,748	(32,399)	(42.2)	80,775
Gain (Loss) on Sale of Servicing	(312)	4,903	(5,215)	(106.4)	7
Loan Servicing Fees, Net of Amortization Expense	(3,957)	(800)	(3,157)	(394.6)	(7,283)
Recovery (impairment) of Servicing Assets, Net of Hedging	23,293	(12,242)	35,535	290.3	14,225
Other Revenues	2,061	1,908	153	8.0	3,034
Total Net Revenues	76,008	85,877	(9,869)	(11.5)	114,893

Salaries, Pension, and Other Employee Expense	30,645	36,862	(6,217)	(16.9)	45,363
Other Expenses	25,939	21,223	4,716	22.2	28,847
Income Before Income Taxes	19,424	27,792	(8,368)	(30.1)	40,683
Income Taxes	9,240	10,812	(1,572)	(14.5)	15,648
Net Income	$10,184	$16,980	($6,796)	(40.0)	$25,035

Total Mortgage Loan Originations:	$2,904,921	$4,553,646	($1,648,725)	(36.2)	$7,049,363
Percent retail	26.94%	34.41%			24.90%
Percent wholesale	39.91%	58.11%			37.87%
Percent brokered	8.49%	4.40%			3.17%
Percent correspondent	24.66%	3.08%			34.06%
Refinancings as a Percentage of Total Originations	51.23%	72.75%			72.86%

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$72,311	$41,545	$30,766	74.1%
Provision for Loan Losses	(664)	(354)	(310)	(87.6)
Gain on Sale of Loans	327,864	200,204	127,660	63.8
Gain on Sale of Servicing	(305)	14,842	(15,147)	(102.1)
Loan Servicing Fees, Net of Amortization Expense	(35,796)	3,219	(39,015)	(1212.0)
Recovery (impairment) of Servicing Assets, Net of Hedging	24,149	(17,790)	41,939	235.7
Other Revenues	10,088	6,702	3,386	50.5
Total Net Revenues	397,647	248,368	149,279	60.1

Salaries, Pension, and Other Employee Expense	162,076	109,147	52,929	48.5
Other Expenses	105,804	66,130	39,674	60.0
Income Before Income Taxes	129,767	73,091	56,676	77.5
Income Taxes	51,667	28,548	23,119	81.0
Net Income	$78,100	$44,543	$33,557	75.3

Total Mortgage Loan Originations:	$22,669,246	$11,411,875	$11,257,371	98.6
Percent retail	26.30%	34.19%
Percent wholesale	42.42%	59.07%
Percent brokered	3.54%	5.52%
Percent correspondent	27.74%	1.22%
Refinancings as a Percentage of Total Originations	66.98%	61.09%

	December 31,	December 31,			September 30,
	2003	2002	$ Change	% Change	2003
Owned Servicing Portfolio Balance	$29,640,122	$16,792,669	$12,847,453	76.5%	$28,497,923
Weighted average interest rate	5.83%	6.59%			5.86%
Delinquency ratio (30+ days):	4.58%	5.28%			4.11%
Conventional	2.23%	2.02%			1.82%
Government	9.17%	8.93%			8.52%
Loans Held for Sale	$679,360	$1,239,309	($559,949)	(45.2)	$922,874
Servicing Asset	$348,174	$146,398	$201,776	137.8	$295,102

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Banking	Q4-2003	Q4-2002	$ Change	% Change	Q3-2003
Net Interest Income	$20,434	$18,597	$1,837	9.9%	$20,116
Provision for Loan and Lease Losses	(1,500)	(2,672)	1,172	43.9	(1,500)
Other Revenues	4,553	4,974	(421)	(8.5)	5,744
Total Net Revenues	23,487	20,899	2,588	12.4	24,360

Salaries, Pension, and Other Employee Expense	8,714	7,861	853	10.9	8,498
Other Expenses	5,798	5,564	234	4.2	5,818
Income Before Income Taxes	8,975	7,474	1,501	20.1	10,044
Income Taxes	3,562	2,770	792	28.6	4,071
Net Income	$5,413	$4,704	$709	15.1	$5,973

Net Charge-offs	$1,476	$961	$515	53.6	$994
Net Interest Margin	3.74%	3.91%			3.82%

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$79,016	$69,854	$9,162	13.1%
Provision for Loan and Lease Losses	(5,913)	(9,812)	3,899	39.7
Other Revenues	21,070	16,081	4,989	31.0
Total Net Revenues	94,173	76,123	18,050	23.7

Salaries, Pension, and Other Employee Expense	34,853	29,896	4,957	16.6
Other Expenses	21,846	20,133	1,713	8.5
Income Before Income Taxes	37,474	26,094	11,380	43.6
Income Taxes	14,997	10,009	4,988	49.8
Net Income	$22,477	$16,085	$6,392	39.7

Net Charge-offs	$4,583	$3,731	$852	22.8
Net Interest Margin	3.86%	4.01%

	December 31,	December 31,			September 30,
	2003	2002	$ Change	% Change	2003
Securities and Short-Term Investments	$107,668	$44,433	$63,235	142.3%	$94,603
Loans and Leases	1,988,633	1,823,304	165,329	9.1	1,968,078
Allowance for Loan and Lease Losses	(22,055)	(20,725)	(1,330)	(6.4)	(22,031)

Interest-Bearing Deposits	1,680,480	1,493,789	186,691	12.5	1,685,907
Noninterest-Bearing Deposits	283,794	240,075	43,719	18.2	266,331

Commercial Loan Delinquency Ratio (30+ days):	0.34%	0.37%			0.72%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands)
Home Equity Lending	Q4-2003	Q4-2002	$ Change	% Change	Q3-2003
Residual Asset Interest Income	$3,551	$7,603	($4,052)	(53.3)%	$4,131
Net Interest Income - Unsold Loans and Other	21,705	20,768	937	4.5	22,524
Provision for Loan Losses	(5,998)	(3,915)	(2,083)	(53.2)	(10,728)
Trading Gains (Losses)	87	(3,398)	3,485	102.6	(1,376)
Gain on Sales of Loans, Including Points and Fees	7,711	12,603	(4,892)	(38.8)	8,108
Servicing Income, net	2,019	1,034	985	95.3	1,694
Other Revenues	43	371	(328)	(88.4)	(335)
Total Net Revenues	29,118	35,066	(5,948)	(17.0)	24,018

Salaries, Pension, and Other Employee Expense	13,756	12,842	914	7.1	12,593
Other Expense	12,936	8,853	4,083	46.1	7,063
Income Before Income Taxes	2,426	13,371	(10,945)	(81.9)	4,362
Income Taxes	1,005	5,348	(4,343)	(81.2)	1,745
Net Income	$1,421	$8,023	($6,602)	(82.3)	$2,617

Loan Volume	$288,197	$261,997	$26,200	10.0	$267,615
Loans Sold	137,803	245,017	(107,214)	(43.8)	217,789
Net Charge-offs (Loans Held for Investment)	6,688	2,625	4,063	154.8	5,442

	YTD-2003	YTD-2002	$ Change	% Change
Residual Asset Interest Income	$20,651	$34,164	($13,513)	(39.6)%
Net Interest Income - Unsold Loans and Other	85,894	59,904	25,990	43.4
Provision for Loan Losses	(29,575)	(25,596)	(3,979)	(15.5)
Trading Losses	(52,209)	(26,032)	(26,177)	(100.6)
Gain on Sales of Loans, Including Points and Fees	26,069	29,887	(3,818)	(12.8)
Servicing Income, net	6,257	6,623	(366)	(5.5)
Other Revenues	358	1,313	(955)	(72.7)
Total Net Revenues	57,445	80,263	(22,818)	(28.4)

Salaries, Pension, and Other Employee Expense	52,074	46,548	5,526	11.9
Other Expense	38,464	32,040	6,424	20.0
Income Before Income Taxes	(33,093)	1,675	(34,768)	(2075.7)
Income Taxes	(13,203)	670	(13,873)	(2070.6)
Net Income	($19,890)	$1,005	($20,895)	(2079.1)

Loan Volume	$1,133,316	$1,067,227	$66,089	6.2
Loans Sold	683,894	615,497	68,397	11.1
Net Charge-offs (Loans Held for Investment)	21,324	10,101	11,223	111.1

	December 31,	December 31,			September 30,
	2003	2002	$ Change	% Change	2003
Home Equity Loans Held for Sale	$202,627	$75,540	$127,087	168.2%	$94,280
Home Equity Loans Held for Investment	692,637	626,355	66,282	10.6	728,220
Allowance for Loan and Lease Losses	(29,251)	(21,689)	(7,562)	(34.9)	(30,370)
Residual Asset	70,519	157,065	(86,546)	(55.1)	78,208
Servicing Asset	28,425	26,444	1,981	7.5	29,097
Managed Portfolio	1,513,289	1,830,339	(317,050)	(17.3)	1,539,623
Delinquency Ratio (30+ days)	5.87%	6.01%			6.19%
Managed Portfolio, including credit risk sold	$2,568,356	$2,502,685	$65,671	2.6	$2,548,600
Delinquency Ratio (30+ days)	4.65%	5.12%			4.74%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Finance	Q4-2003	Q4-2002	$ Change	% Change	Q3-2003
Net Interest Income	$6,876	$4,183	$2,693	64.4%	$5,685
Provision for Loan and Lease Losses	(1,987)	(1,961)	(26)	(1.3)	(2,388)
Other Revenues	1,993	1,137	856	75.3	1,181
Total Net Revenues	6,882	3,359	3,523	104.9	4,478

Salaries, Pension, and Other Employee Expense	3,340	2,817	523	18.6	2,808
Other Expenses	1,325	507	818	161.3	1,021
Income Before Income Taxes and Minority Interest	2,217	35	2,182	6234.3	649
Income Taxes	211	(61)	272	445.9	603
Net Income	$2,006	$96	$1,910	1989.6	$46

Net Charge-Offs	$1,363	$1,362	$1	0.1	$2,034
Loans sold	12,240	3,620	$8,620	238.1	3,321
Net Interest Margin	5.95%	5.05%			5.44%
Total Fundings of Loans and Leases	$87,097	$62,790	$24,307	38.7	$61,679

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$22,766	$15,140	$7,626	50.4%
Provision for Loan and Lease Losses	(11,308)	(8,481)	(2,827)	(33.3)
Other Revenues	6,671	4,397	2,274	51.7
Total Net Revenues	18,129	11,056	7,073	64.0

Salaries, Pension, and Other Employee Expense	11,606	9,482	2,124	22.4
Other Expenses	4,269	2,640	1,629	61.7
Income (Loss) Before Income Taxes and Minority Interest	2,254	(1,066)	3,320	311.4
Income Taxes	461	(513)	974	189.9
Loss Before Cumulative Effect of Change in Accounting Principle	1,793	(553)	2,346	424.2
Cumulative Effect of Change in Accounting Principle	0	495	(495)	(100.0)
Net Income (Loss)	$1,793	($58)	$1,851	3191.4

Net Charge-Offs	$7,868	$5,401	$2,467	45.7
Loans sold	36,382	20,415	$15,967	78.2
Net Interest Margin	5.63%	5.07%
Total Fundings of Loans and Leases	$272,685	$207,087	$65,598	31.7

	December 31,	December 31,			September 30,
	2003	2002	$ Change	% Change	2003
Investment in Loans and Leases	$463,423	$345,844	$117,579	34.0	$422,932
Allowance for Loan and Lease Losses	(11,445)	(7,657)	(3,788)	(49.5)	(10,635)
Weighted Average Yield	9.41%	10.18%			9.72%
Delinquency ratio (30+ days)	0.87%	1.00%			1.10%

Venture Capital	Q4-2003	Q4-2002	$ Change	% Change	Q3-2003
Net Interest Income	($1)	$9	($10)	(111.1)%	($2)
Mark to Market Adjustment on Investments	(534)	129	(663)	(514.0)	0
Other Revenues	148	76	72	94.7	444
Total Net Revenues	(387)	214	(601)	(280.8)	442

Operating Expenses	108	133	(25)	(18.8)	329
Income (Loss) Before Income Taxes	(495)	81	(576)	(711.1)	113
Income Tax Expense (Benefit)	(185)	33	(218)	(660.6)	48
Net Income (Loss)	($310)	$48	(358)	(745.8)	$65

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$5	$43	(38)	(88.4)%
Mark to Market Adjustment on Investments	(2,954)	(4,187)	1,233	29.4
Other Revenues	671	501	170	33.9
Total Net Revenues	(2,278)	(3,643)	1,365	37.5

Operating Expenses	548	496	52	10.5
Income (Loss) Before Income Taxes	(2,826)	(4,139)	1,313	31.7
Income Tax Expense (Benefit)	(1,118)	(1,656)	538	32.5
Net Income (Loss)	($1,708)	($2,483)	775	31.2

	December 31,	December 31,			September 30,
	2003	2002	$ Change	% Change	2003
Investment in Portfolio Companies (cost)	$14,601	$12,620	1,981	15.7	$14,571
Mark to Market Adjustment	(11,077)	(8,123)	(2,954)	(36.4)	(10,543)
Carrying Value - Portfolio Companies	$3,524	$4,497	($973)	(21.6)	$4,028